UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2010 (October 1, 2010)

Hexion Specialty Chemicals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Agreement.

Hexion Specialty Chemicals, Inc. (the “Registrant”) previously filed a Current Report on Form 8-K with the Securities and Exchange Commission on September 13, 2010, to report that our parent, Hexion LLC, had entered into a combination agreement with Momentive Performance Materials Holdings Inc. (“MPM Holdings Inc.”) on September 11, 2010 (the “Combination Agreement”). At the time, Hexion LLC and MPM Holdings Inc. were each controlled by investment funds affiliated with Apollo Global Management (“Apollo”).

On October 1, 2010, the combination contemplated under the Combination Agreement (the “Combination”) was completed, and, as of the closing of the Combination, each of MPM Holdings Inc. and Hexion LLC exists as a direct subsidiary of a new holding company, Momentive Performance Materials Holdings LLC (“Holdco”). In connection with the closing of the Combination, the Registrant entered into a shared services agreement with Momentive Performance Materials Inc. (“MPM”), a wholly-owned subsidiary of MPM Holdings Inc. Pursuant to the shared services agreement, we will provide to MPM, and MPM will provide to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, legal and procurement services. The shared services agreement will establish certain criteria upon which the costs of such services will be allocated between us and MPM. Allocation of service costs not demonstrably attributable to either the Registrant or MPM will initially be 51% to the Registrant and 49% to MPM. It is also anticipated that each of MPM and we will cooperate to achieve favorable pricing with respect to purchases of raw materials and logistics services. Additionally, the commitment by Apollo to purchase $200 million in preferred units of Hexion LLC and warrants to purchase common units of Hexion LLC was amended at the closing of the Combination to become a commitment to purchase preferred units and warrants to purchase common units of Holdco.

A press release regarding the completion of the Combination is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of the Combination, various director and officer positions at the Registrant and its holding companies had changed. As of October 1, 2010, the members of the Board of Managers of Holdco were Craig Morrison, William Carter, Joshua Harris, Scott Kleinman, Jordan Zaken, Stan Parker, Robert Seminara, David Sambur, Marvin Schlanger, Dr. Jonathan Rich, Dr. William Joyce, Kenneth Cordell and Robert Duffy (designated by GE Capital Equity Investments, Inc.). The Holdco Board of Managers has established four standing committees. The members of the Executive Committee are Craig Morrison, Scott Kleinman and Jordan Zaken. The members of the Audit Committee are Robert Seminara (Chairman), Scott Kleinman and David Sambur. The members of the Compensation Committee are Jordan Zaken (Chairman), Scott Kleinman and David Sambur. The members of the Environmental, Health and Safety Committee are Marvin Schlanger (Chairman), Craig Morrison, Dr. Jonathan Rich, Dr. William Joyce and Jordan Zaken.

On October 1, 2010, effective upon the completion of the Combination, each of the following directors resigned from our Board of Directors: Joshua Harris, Scott Kleinman, Marvin Schlanger and Jan Secher. Mr. Harris was the Chairman of the Executive Committee. Mr. Kleinman was a member of the Executive, Audit, Compensation and Environmental, Health and Safety Committees. Mr. Schlanger was the Chairman of the Environmental, Health and Safety Committee.

Effective concurrently with the foregoing resignations, David Sambur was appointed to our Board of Directors. Mr. Sambur, a Principal at Apollo, will serve on the Audit and Compensation Committees.

As a result of the completion of the Combination, Julia Harp, formerly Executive Vice President and President of our Coatings and Inks Division, has assumed the role of Senior Vice President and General Manager—Coatings, in our new Epoxy, Phenolic and Coating Resins Division.

Item 8.01 Other Events.

On October 1, 2010, effective immediately upon the completion of the Combination, we changed our name from Hexion Specialty Chemicals, Inc. to Momentive Specialty Chemicals Inc., pursuant to a Certificate of Amendment to the Certificate of Incorporation filed on October 1, 2010, with the New Jersey Division of Revenue. The text of the amendment is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 3.1	Certificate of Amendment to the Certificate of Incorporation, dated October 1, 2010.

Exhibit 99.1	Press Release, dated October 1, 2010, announcing the completion of the Combination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION SPECIALTY CHEMICALS, INC.

Date: October 1, 2010

	By:	/s/ William H. Carter

Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

Exhibit 3.1	Certificate of Amendment to the Certificate of Incorporation, dated October 1, 2010.

Exhibit 99.1	Press Release dated October 1, 2010, announcing the completion of the Combination.